                                                                  EXECUTION COPY

                                VOTING AGREEMENT

     VOTING AGREEMENT (this "Agreement"), dated as of October 28, 2002, by and among SSA Global Technologies, Inc., a Delaware corporation ("Parent"), Robert
A. Pemberton ("Pemberton"), the Robert A. Pemberton Family Trust dated December 30, 1988, as amended through the Third Amendment and Restatement of the Robert
A. Pemberton Family Trust dated December 13, 1999 (the "Family Trust"), Pemberton Family Foundation, Inc., (the "Foundation", and together with Pemberton and the Family Trust, each individually a "Stockholder" and collectively the "Stockholders") and, solely for the purpose of Section 7(c) of this Agreement, Infinium Software, Inc., a Massachusetts corporation.

                              W I T N E S S E T H:

     WHEREAS, simultaneously with the execution of this Agreement, Parent, Samurai Merger Subsidiary, Inc., a Massachusetts corporation and a direct wholly owned subsidiary of Parent ("Sub"), and the Company have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Sub with and into the Company (the "Merger");

     WHEREAS, as of the date hereof, the Stockholders are the record and Beneficial Owner (as hereinafter defined) of the Existing Shares (as hereinafter defined) of the common stock, $0.01 par value, of Company (the "Company Common Stock"); and

     WHEREAS, as inducement and a condition to entering into the Merger Agreement, the Company has required the Stockholders to agree, and the Stockholders have agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

     SECTION 1. Certain Definitions. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

          (a) "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

          (b) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

          (c) "Existing Shares" means an aggregate of 2,211,563 shares of the Company Common Stock Beneficially Owned by the Stockholders as of the date hereof.

          (d) "Person" shall mean and include an individual, a partnership (general or limited), a joint venture, a corporation, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization or other entity and a Governmental Entity, government or other department or agency thereof.

          (e) "Securities" means the Existing Shares together with any shares of the Company Common Stock or other securities of the Company acquired by any Stockholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of
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     purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

     SECTION 2. Representations and Warranties of Stockholder. The Stockholders represent and warrant on a joint and several basis to Parent as follows:

          (a) Ownership of Shares. The Stockholders are the sole record owners of the Existing Shares held among them as follows: (A) Robert A. Pemberton is the sole record owner of options to purchase 59,940 shares of Company Common Stock; (B) the Family Trust is the sole record owner of 2,036,563 shares of Company Common Stock; and (C) the Foundation is the sole record owner of 175,000 shares of Company Common Stock. On the date hereof, the Existing Shares constitute all of the shares of the Company Common Stock owned of record or Beneficially Owned by the Stockholders. There are no outstanding options or other rights to acquire from any Stockholder or obligations of any Stockholder to sell or to acquire, any shares of the Company Common Stock. With respect to the shares of Company Common Stock held by it, each Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 4, 5, 6 and 7 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b) Organization and Authority.

          (i) The Family Trust represents and warrants to the Parent that (A) it is a grantor trust duly organized and validly existing under the laws of The Commonwealth of Massachusetts, (B) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will contravene or result in a breach of its constitutional documents, (C) the trustee(s) executing this Agreement on its behalf constitute (1) all its trustees or (2) a number of trustees sufficient to duly execute and deliver this Agreement on its behalf, (D) no interest in it other than the interests of the remainder beneficiaries as such remainder beneficiaries has been assigned, transferred or otherwise disposed of by it or any other Person and (E) the trustee or trustees, as the case may be, has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement and there is no beneficiary or holder of a voting trust certificate or other interest whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (ii) The Foundation represents and warrants to the Parent that (A) it is a not-for-profit corporation duly organized and validly existing under the laws of The Commonwealth of Massachusetts and exempt from federal tax under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended,
     (B) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will contravene or result in a breach of its organizational documents or alter its not-for-profit or tax exempt status, (C) the officers executing this Agreement on its behalf constitute the appropriate officers who have been duly authorized to execute and deliver this Agreement on its behalf and (D) no interest in it other than the interests of the shareholders as such shareholders has been assigned, transferred or otherwise disposed of by it or any other Person and there is no shareholder or other beneficiary whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (c) Power; Binding Agreement.  Each Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered, and, if such Stockholder is not a natural person, authorized, by such Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against such Stockholder in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and
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     other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (d) No Conflicts. Except as contemplated by the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by any Stockholder and the consummation by the Stockholders of the transactions contemplated hereby, none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by the Stockholders with any of the provisions hereof shall (i), if a particular Stockholder is not a natural person, conflict with or result in any breach of any organizational documents applicable to such Stockholder, (ii) result in a material violation or material breach of, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which any Stockholder is a party or by which any Stockholder or the Existing Shares may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholders or the Existing Shares.

          (e) No Encumbrance. Except as permitted by this Agreement, the Existing Shares are now and, at all times during the term hereof, and the Securities will be, held by the Stockholders free and clear of all mortgages, claims, charges, liens, security interests, pledges or options, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever ("Encumbrances"), except for any such Encumbrances arising hereunder or under federal or state securities laws.

          (f) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Stockholder.

          (g) Reliance. Each Stockholder understands and acknowledges that each of the Company, Parent and Sub is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

     SECTION 3. Disclosure. Each Stockholder hereby agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission), and any press release or other disclosure document which the Company, in its sole discretion, determines to be required by law or necessary or desirable in connection with the Merger and any transactions related thereto, such Stockholder's identity and ownership of the Company Common Stock and the nature of such Stockholder's commitments, arrangements and understandings under this Agreement.

     SECTION 4.  Transfer And Other Restrictions.

     (a) No Solicitation. Each Stockholder shall, and shall cause its Affiliates and each of its and their respective Affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents (collectively, a person's or entity's "Representatives") to, immediately cease any discussions, activities or negotiations with any other Person or Persons that may be ongoing with respect to any Acquisition Proposal. Stockholder shall not take, and shall cause their respective Representatives not to take, any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal (including by taking any action that would make the Rights Agreement inapplicable to an Acquisition Proposal), (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement, (iii) to initiate or participate in any way in any discussions or

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negotiations with, or furnish or disclose any information to, any Person (other than the Parent or Sub) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal or (iv) to facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. Each Stockholder will as promptly as practicable (and in any event within 24 hours) advise the Parent of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation. For purposes of this Agreement, each of Parent and Sub are not deemed to be Affiliates of the Stockholders. Without limiting the foregoing, the Parent, Sub and the Stockholders agree that any violation of the restrictions set forth in this
Section 4 by any Representative of a Stockholder or any of its Affiliates, whether or not such Person is purporting to act on behalf of a Stockholder or any of its Affiliates, shall constitute a breach by the Stockholders of this
Section 4.

     (b) Certain Prohibited Transfers. Prior to the termination of this Agreement, each Stockholder agrees not to, directly or indirectly:

          (i) except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the Securities or any interest therein;

          (ii) grant any proxy, power of attorney, deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Securities except as provided in this Agreement; or

          (iii) take any other action that would make any representation or warranty of the Stockholders contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling any Stockholder from performing its obligations under this Agreement.

     SECTION 5. Voting of the Company Common Stock. Each Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Stockholder will appear at the meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) all of the Securities:

          (A) in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof;

          (B) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and

          (C) except as otherwise agreed to in writing in advance by Parent in its sole discretion, against the following actions (other than the Merger and the transactions contemplated by this Agreement and the Merger Agreement): (1) any Acquisition Proposal; and (2) (a) any change in a majority of the persons who constitute the Board of Directors of the Company; (b) any amendment of the Articles of Organization or Bylaws of the Company; (c) any other action which, in the Parent's reasonable judgment is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement, provided that the Parent shall have notified such Stockholder and the Company in writing of its determination that such Stockholder is required to vote against
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     such action pursuant to this clause (2)(c) and, to the extent practicable, such notice shall be given at least 5 Business Days prior to the date of such vote.

     SECTION 6.  Irrevocable Proxy.

     (a) Each Stockholder hereby irrevocably grants to, and appoints, Shelly Isenberg and Kirk Isaacson, or any of them in their respective capacities as officers of Parent and any individual who shall hereafter succeed to any such office of Parent and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or cause to be voted the Securities, or grant a consent or approval in respect of the Securities at any meeting of the stockholders of the Company or at any adjournment or postponement thereof, (i) in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any other Acquisition Proposal or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) otherwise in accordance and consistent with Section 5 hereof.

     (b) Each Stockholder represents that any proxies heretofore given in respect of the Existing Shares are not irrevocable, and that such proxies either have been or are hereby revoked.

     (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 6 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked, except by amendment, modification or termination effected in accordance with Section 11(c) hereof. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 41 of the BCL. The power and authority hereby conferred shall not be terminated by any act of such Stockholder or by operation of law, by the dissolution of (if such Stockholder is other than a natural person), by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all his/its heirs, representatives, executors, successors and/or assigns, as applicable. If after the execution of this Agreement any Stockholder shall dissolve (if such Stockholder is other than a natural person), cease to have appropriate power or authority, or if any other such event or events shall occur, Parent is nevertheless authorized and directed to vote the Securities in accordance with the terms of this Agreement as if such dissolution, if applicable, lack of appropriate power or authority or other event or events had not occurred and regardless of notice thereof. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

     SECTION 7.  Stop Transfer; Legend.

     (a) Each Stockholder agrees with, and covenants to, Parent that such Stockholder will not request that Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement.

     (b) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the term "Existing Shares" will be deemed to refer to and include the shares of the Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

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     (c) Each Stockholder will promptly after the date hereof surrender to the
Company all certificates representing the Securities, the Company will place the following legend on such certificates in addition to any other legend required thereof:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING AND OTHER RESTRICTIONS PURSUANT TO A VOTING AGREEMENT, DATED AS OF OCTOBER 28, 2002, BY AND AMONG SSA GLOBAL TECHNOLOGIES, INC., INFINIUM SOFTWARE, INC., SAMURAI MERGER SUBSIDIARY, INC., ROBERT A. PEMBERTON, THE ROBERT A. PEMBERTON FAMILY TRUST AND PEMBERTON FAMILY FOUNDATION, INC. THE COMPANY WILL FURNISH A COPY OF SUCH VOTING AGREEMENT TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE."

     SECTION 8. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

     SECTION 9. Fiduciary Duties. Each Stockholder is signing this Agreement solely in such Stockholder's capacity as an owner of his, her or its respective Securities, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

     SECTION 10. Termination. This Agreement shall terminate on the earliest of (a) termination of the Merger Agreement in accordance with its terms, (b) the written agreement of the parties hereto to terminate this Agreement, or (c) the Effective Time of the Merger.

     SECTION 11.  Miscellaneous.

     (a) Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     (b) Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

     (c) Amendment and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified or terminated (other than a termination under Section 10(a) or Section 10(c) of this Agreement), except upon the execution and delivery of a written agreement executed by the parties hereto.

     (d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier

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service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to Parent, to:

     SSA Global Technologies, Inc.
     110 Sheppard Avenue East, Suite 701
     Toronto, Canada M2N 6Y8
     Attention: Shelly R. Isenberg
     Telephone: (416) 228-2242
     Facsimile: (416) 221-0994

     with a copy to:

     Schulte Roth & Zabel LLP
     919 Third Avenue
     New York, New York 10022
     Attention: Robert B. Loper, Esq.
     Telephone: (212) 756-2138
     Facsimile: (212) 593-5955

     If to the Company, to:

     Infinium Software, Inc.
     25 Communications Way
     Hyannis, Massachusetts 02601
     Attention: General Counsel
     Telephone: (508) 790-6728
     Facsimile: (508) 790-6784

     with a copy to:

     Hale and Dorr LLP
     60 State Street
     Boston, Massachusetts 02109
     Attention: Jay E. Bothwick, Esq.
     Telephone: (617) 526-6526
     Facsimile: (617) 526-5000

     If to any Stockholder, to:

     Ed Tarlow
     c/o Tarlow Breed Hart
     Murphy & Rodgers P.C.
     21 Customs House Street
     Boston, MA 02110

     with a copy to:

     Robert A. Pemberton
     125 Wianno Avenue
     Osterville, MA 02655
     Fax: (508) 420-5404

     (e) Severability. Any term or provision of this Agreement which is held to be invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of

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this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     (f) Specific Performance. Each of the parties hereto recognizes and acknowledges a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specified performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (h) No Third Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     (i) Governing Law. This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to the principles of conflict of law thereof.

     (j) Descriptive Heading. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     (k) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     (l) Further Assurances. From time to time, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     (m) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     (n) Submission to Jurisdiction. Any suit, Action or Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Voting Agreement shall be brought exclusively in any federal or state court located in The Commonwealth of Massachusetts, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Action or Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, Action or Proceeding in any such court or that any such suit, Action or Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, Action or Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party hereto agrees that service of process on such party as provided in Section 11(d) as to giving notice hereunder shall be deemed effective service of process on such party.

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     IN WITNESS WHEREOF, Parent, Company and the Stockholders have caused this
Agreement to be duly executed as of the day and year first written above.

                      [SIGNATURE PAGE - VOTING AGREEMENT]

                                          INFINIUM SOFTWARE, INC., solely for
                                          the purpose of Section 7(c) of this
                                          Agreement

                                          By:     /s/ JAMES E. MCGOWAN
                                            ------------------------------------
                                              Name: James E. McGowan
                                              Title: President and Chief
                                              Executive Officer

                                          SSA GLOBAL TECHNOLOGIES, INC.

                                          By:         /s/ ILLEGIBLE
                                            ------------------------------------
                                              Name:
                                              Title:

                                                /s/ ROBERT A. PEMBERTON
                                          --------------------------------------
                                          Robert A. Pemberton

                                          ROBERT A. PEMBERTON FAMILY TRUST

                                          By:    /s/ ROBERT A. PEMBERTON
                                            ------------------------------------
                                              Name: Robert A. Pemberton
                                              Title: Trustee

                                          PEMBERTON FAMILY FOUNDATION, INC.

                                          By:    /s/ ROBERT A. PEMBERTON
                                            ------------------------------------
                                              Name: Robert A. Pemberton
                                              Title: President

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